                                                                     Exhibit 3.1

                                 AMENDMENT NO. 2

                                     TO THE

                       SECOND AMENDED AND RESTATED BY-LAWS

                                       OF

                              EMPIRE RESORTS, INC.

                              DATED AUGUST 10, 2007

      The By-laws are hereby amended as follows:

      That  Section  4.1 of ARTICLE IV of the  By-laws is hereby  deleted in its entirety and replaced with the following:

            SECTION 4.1.  STOCK  CERTIFICATES.  The  Corporation's  stock may be certificated or uncertificated,  as provided under the General Corporation
      Law of the  State of  Delaware,  and  shall be  entered  in the  books and records  of the  Corporation  and  registered  as  they  are  issued.  Any certificates  representing  shares  of stock  shall be in such form as the
      Board of Directors  prescribes,  and shall certify the number and class of shares of the Corporation owned by the stockholder. Each certificate shall be  signed  by or in the  name of the  Corporation  by the  Chairman,  the
      President  or a  Vice  President  and  by the  Treasurer  or an  Assistant
      Treasurer or the  Secretary or an Assistant  Secretary.  Any of or all the
      signatures  appearing  on  such  certificate  or  certificates  may  be  a facsimile.  If any officer,  transfer agent or registrar who has signed or whose  facsimile  signature has been placed upon a certificate  shall have ceased  to be such  officer,  transfer  agent  or  registrar  before  such certificate is issued,  it may be issued by the Corporation  with the same effect as if he were such officer, transfer agent or registrar at the date of issue.